Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Teresa Cotton

Miller Petroleum, Inc. (Mill.PK)

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerpetroleum.com

Miller Petroleum Names Paul Boyd as New CFO

Huntsville, TN- September 30, 2008- Miller Petroleum, Inc. is proud to announce Paul W. Boyd as its new Chief Financial Officer effective immediately. Paul has a diverse business background that includes a track record of fund raising as well as demonstrated overall financial leadership. Over the past seven years, Paul has been the Chief Financial Officer for a startup company based in Knoxville, Tennessee that was responsible for closing a series of transactions amounting to over $300 million. In addition to fund raising, Paul has accumulated vast experience in accounting, risk management, treasury services, financial analysis, internal audit, human resources, SEC reporting, SOX compliance, mergers and acquisitions, investor relations and strategic planning. Prior to working in the transportation field, Paul worked with companies in the financial, retail, manufacturing and internet related industries. Mr. Boyd holds a Bachelor of Business Administration degree in Accounting from the University of Houston and is a Tennessee Certified Public Accountant.

Miller CEO Scott Boruff commented that, “Paul will be a key element in our ambitious plans moving forward. He has a proven track record in fund raising which is vital to both our short and long term goals. I look forward to working closely with him.”

About Miller Petroleum

Miller is an oil and gas exploration and production company actively engaged in the exploration, development, production and acquisition of crude oil and natural gas primarily in eastern Tennessee. Over the years, Miller has drilled more gas and oil wells in Tennessee than any other company.

Certain matters discussed within this press release are forward-looking statements. Although Miller Petroleum, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Miller’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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